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                                                                    Exhibit 12.1

                                MERISANT COMPANY
                                 COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                              PERIOD FROM                  YEAR ENDED                 THREE MONTHS ENDED
                                              MARCH 17 TO                 DECEMBER 31,                     MARCH 31
                                              DECEMBER 31,  ----------------------------------------  ------------------
                                                  2000        2001       2002       2003      2004      2004      2005
                                              ------------  --------   --------   --------  --------  --------  --------
     Fixed charges:
         Interest expense .................   $     38,034  $ 43,694   $ 34,767   $ 37,338  $ 44,544  $ 11,031  $ 11,249
         Estimated of interest within
           rental expense .................            255       300        300        300       300        75        75
                                              ------------  --------   --------   --------  --------  --------  --------
     Total fixed charges ..................   $     38,259  $ 43,994   $ 35,067   $ 37,638  $ 44,844  $ 11,106  $ 11,324
                                              ------------  --------   --------   --------  --------  --------  --------

     Earnings:
         Income (loss) before taxes .......   $      2,912  $ 13,660   $ 32,797   $  3,260  $  2,032  $ (1,613) $ (1,847)
         Fixed charges ....................         38,259    43,994     35,067     37,638    44,844    11,106    11,324
         Equity in income of affiliate ....             --       399        141       (105)       59       (13)       52
                                              ------------  --------   --------   --------  --------  --------  --------
     Total earnings .......................   $     41,171  $ 58,053   $ 68,005   $ 40,793  $ 46,935  $  9,480  $  9,529
                                              ------------  --------   --------   --------  --------  --------  --------

     Ratio of earnings to fixed charges ...           1.1x      1.3x       1.9x       1.1x      1.0x      0.9x      0.8x
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